                                                                     Exhibit 2.4
                            STOCK PURCHASE AGREEMENT
                            ------------------------

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of July 1, 1996, between NASSAU BROADCASTING PARTNERS, L.P., a Delaware limited partnership, with an address at 600 Alexander Road, Building Two, Princeton, New Jersey 08540 ("Purchaser"), and Joseph E. Buckelew, an individual with an address at 120 Adelaide Place, Lakewood, New Jersey; Jean M. Kvistad, an individual with an address at 1800 So. Ocean Boulevard, Apt. 9F, Boca Raton, Florida; Steven V. Lane, an individual with an address at 5380 N. Ocean, Sugar Island, Florida; Edward Levy, an individual with an address at 1220 Georgian Terrace, Lakewood, New Jersey; and Roy G. Simmons, an individual with an address at 511 Clinton Avenue, Toms River, New Jersey (collectively, "Sellers").

                               STATEMENT OF FACTS
                               ------------------

     1. Sellers are the sole owners of all of the issued and outstanding shares of the capital stock (the "Shares") of North Shore Broadcasting Corp., a New Jersey corporation ("North Shore"), and Seashore Broadcasting Corp., a New Jersey corporation ("Seashore," together with North Shore, the "Companies"), as follows:

                                 Shares                   Shares
                                 North Shore              Seashore
                                 -----------              --------

Buckelew                            3                      20
Kvistad                             3                      20
Lane                                3                      20
Levy                                3                      20
Simmons                             3                      20
                                   --                      --
TOTAL                              15                     100

     2. The Companies are the licensees and operators of radio stations WOBM-AM, licensed to Lakewood, New Jersey, and WOBM-FM, licensed to Toms River, New Jersey (the "Stations").

     3. Simultaneously with the execution of this Agreement, the Companies and Purchaser have entered into a Time Brokerage Agreement, attached hereto as Exhibit A (the "TBA"), pursuant to which Purchaser will provide over the air
---------
program services using the facilities of the Stations, commencing July 1, 1996, on the terms. and conditions contained therein.

     WHEREAS, subject to the consent of the Federal Communications Commission (the "FCC"), Sellers desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Sellers, all on the terms and conditions herein contained.

     NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. PURCHASE AND SALE OF STOCK.
        ---------------------------

     On the Closing Date (as hereinafter defined) subject to the terms and conditions of this Agreement, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all right, title and interest, legal or equitable, in and to all of the Shares.

     2. PURCHASE PRICE AND PAYMENT
        --------------------------

        (a) Purchase Price. In full consideration of the sale of the Shares by
            --------------
Sellers to Purchaser, Purchaser shall pay to Sellers the sum of TWENTY-ONE M1LLION DOLLARS ($21,000,000) (the "Purchase Price"), subject to adjustment in accordance with 2(c)(ii) and (iii). Sellers acknowledge and agree that Purchaser shall pay all amounts due to Sellers hereunder as directed by the Sellers. Purchaser shall have no liability whatsoever to the Sellers individually for the failure of any of Sellers to distribute amounts paid by Purchaser to the other Sellers.

        (b) Method of Payment of Purchase Price. The Purchase Price shall be
            -----------------------------------
paid as follows:

            (i)  Contract Deposit. Upon execution of this Agreement, Purchaser
                 ----------------
shall deliver to Sellers one or more certified or cashier's checks or wire transfers payable as directed by Sellers in the aggregate amount of Two Million Dollars ($2,000,000) (the "Contract Deposit").

            (ii) Fixed Stow Payments. Purchaser shall pay Fixed Stow Payments to
                 -------------------
Sellers as set forth below:

                 (1) $83,333.33 per month from July 1, 1996 until June 30, 1997;

                 (2) $91,667.67 per month from July 1, 1997 until June 30, 1998;

                 (3) $100,000 per month from July 1, 1998 until June 30, 1999;
                     and

                 (4) $108,333.33 per month from July 1, 1999 until June 30,
                     2000.

     These payments shall be referred to collectively as "The Fixed Stow Payments" and shall be made by Purchaser pursuant to the terms of this Agreement. One-half of the Fixed Stow Payments shall be paid on the fifteenth
(15th) of every month and one-half of the Fixed

Stow Payments by the thirtieth (30th) of each month, with the first Fixed Stow Payment to be made on July 15,1996.

     In the event that the Fixed Stow Payments are not paid by Purchaser on the due date as set forth in this section, and within sixty (60) days after written notice is provided to Purchaser specifying the event of default that if not cured would constitute an event of default and specifying the actions necessary to cure within such period, the Sellers may declare a default pursuant to
Section 11(b) of this Agreement.

             (iii) Balance. On the Closing Date (as hereinafter defined),
                   -------
Purchaser shall deliver to Sellers one or more certified or cashier's checks or wire transfers payable as directed by Sellers in the aggregate amount of Fourteen Million Dollars ($14,000,000).

             (iv)  Additional Amounts. At the closing, in addition to the
                   ------------------
amounts set forth in Subsections 2(b)(i), (ii) and (iii), Purchaser shall pay to
Sellers:

                   (1) Four Hundred Thousand Dollars ($400,000), if the date of closing is July 1, 2000 or during the extension of time as set forth in Section 6(c);

                   (2) Four Hundred Fifty Thousand Dollars ($450,000) minus Four
                                                                      -----
Thousand One Hundred Sixty-Six Dollars ($4,166) for each full calendar month after July, 1999 up to the date of closing if the Purchaser accelerates the date of closing so that it occurs between July 1, 1999 and June 30, 2000; or

                   (3) Four Hundred Twenty Five Thousand Dollars ($425,000) plus
                                                                            ----
Four Thousand One Hundred Sixty-Seven Dollars ($4,167) for each full calendar month after January 1999 up to the date of closing if the Purchaser accelerates the date of closing so that it occurs between January 1, 1999 and June 30, 1999.

     In each case, the additional amount shall be payable to Sellers in one or more certified or cashier's checks or wire transfers payable as directed by Sellers.

         (c) Payments at Closing.
             -------------------

             (i)   Closing on Closing Date. In the event that the closing occurs
                   -----------------------
on the Closing Date (as hereinafter defined), Purchaser shall deliver to Sellers one or more certified or cashier's checks or wire transfers payable as directed by Sellers in the aggregate amount of Fourteen Million Dollars ($14,000,000), and shall also pay the additional amount set forth in Section 2(b)(iv)(1) and shall pay all Fixed Stow Payments due, if any, under Section 2(b)(ii).

             (ii)  Purchaser Accelerates Closing Date. In the event that the
                   ----------------------------------
closing is accelerated by the Purchaser pursuant to Section 7(a) and occurs prior to July 1, 2000, the Purchaser shall pay the Fixed Stow Payments required to be paid up to the accelerated date of closing, the sum of Fourteen Million Dollars ($14,000,000) plus the additional amounts required by Section 2(b)(iv). Any Fixed Stow Payments which would otherwise have been due for the period from the accelerated date of closing to July 1, 2000 shall not be required to be paid; and the purchase price of Twenty-One Million Dollars ($21,000,000) shall be reduced by the sum of such amounts not required to be paid.

             (iii) Sellers Accelerate Closing Date. In the event that the
                   -------------------------------
closing is accelerated by the Seller pursuant to Section 7(a) and occurs prior to July 1, 2000, the Purchaser shall pay the Fixed Stow Payments required to be paid up to the accelerated date of the closing and the sum of Fourteen Million Dollars ($14,000,000). Purchaser shall not be required to pay any Fixed Stow Payments which would otherwise have been due for the period from the date of closing to July 1, 2000 and Purchaser shall not be required to pay any additional amounts as set forth in Section 2(b)(iv), and the Purchase Price of Twenty One Million Dollars ($21,000,000) shall be reduced by the sum of such amounts not required to be paid.

             3. DELIVERY: FURTHER ASSURANCES.
                ----------------------------

         (a) Upon execution of this Agreement, Sellers shall deliver: (i) All of the certificates representing the Shares to Bathgate, Wegener & Wolf (the "Escrow Agent") to be held by the Escrow Agent until the Closing (or upon termination of this Agreement) in accordance with the Escrow Agreement attached hereto as Exhibit B and (ii) Agreements Not to Compete in substantially the form
          ---------
attached hereto as Exhibit C executed by each of Joseph E. Buckelew, Jean M.
                   ---------
Kvistad, Steven V. Lane, Edward Levy and Roy G. Simmons.

         (b) At the Closing, Sellers shall deliver to Purchaser:

             (i) Certificates representing the Shares, duly endorsed in blank, or in lieu thereof, having affixed thereto stock powers executed in blank, and in proper form for transfer;

             (ii) All property, assets, records, files, certificates and other documents, in Sellers' possession, custody or control relating to the Companies, the Stations and their business and affairs;

             (iii) Certificates of Good Standing for each of the Companies from the New Jersey Secretary of State;

             (iv) A certificate from Sellers stating that: (i) all representations and warranties of Sellers as set forth in this Agreement or in any statement, certificate, schedule, exhibit or other document delivered pursuant to this Agreement by Sellers are true and correct in all material respects, as of the Closing Date; and (ii) Sellers have, in all material respects, performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Sellers at or prior to the Closing Date;

             (v) An opinion of counsel for Sellers, in the form attached hereto as Exhibit D
          ---------

             (vi) An opinion of Sellers' FCC Counsel in the form attached hereto as Exhibit E
          ---------

             (vii) An assumption by Sellers of the mortgage held by Fleet, or evidence satisfactory to Purchaser that such mortgage has been paid in full.

             (viii) All other documents, agreements, certificates and consents required to be delivered to Purchaser under the provisions of this Agreement or reasonably requested by Purchaser to effect, evidence or facilitate the transactions contemplated by this Agreement.

         (c) At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Sellers shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such further action as may be reasonably necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, the Shares, and to put Purchaser in actual possession and operating control of the Companies.

     4. REPRESENTATIONS AND WARRANTIES BY SELLERS.
        -----------------------------------------

     As used in this Section 4, reference to Sellers' knowledge shall mean Sellers' knowledge after Sellers have exercised due diligence in making inquiries of the Companies' personnel. Sellers represent and warrant to Purchaser that the following statements as to Sellers, the Companies and/or the Stations are correct as of the date hereof and, where specifically indicated, will be correct at the Closing Date and all Schedules will be updated through the Closing Date:

         (a) Licenses, Authorization and Compliance Therewith. The Companies own
             ------------------------------------------------
and/or have all franchises, licenses, permits, consents, approvals or authorizations of any public or governmental agency materially necessary to the conduct by the Companies of their business as now conducted, including, but not limited to, all of the FCC authorizations issued to the Companies with respect to the Stations and their auxiliaries, including all rights in and to the call letters WOBM-AM and WOBM-FM (the "Licenses"), each as set forth on Schedule 4(a)
                                                                   -------------
attached hereto, without any material conflict with the rights of others, all of which are in full force and effect, except as set forth in Schedule 4(a), and
                                                           -------------
subject to no lien, charge, encumbrance, or limitation. Without material exception, to the best of Sellers' knowledge, the Companies are in material compliance with all of their material obligations with respect thereto; and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing or would materially adversely affect the rights of the Companies thereunder.

     Except as may be provided in Schedule 4(a), Sellers have no knowledge of
                                  -------------
any applications or any material complaints or proceedings pending or to the best of Sellers' knowledge threatened as of the date hereof before the FCC directly relating to the business or operation of the Stations other than proceedings which generally affect the broadcast industry. Further, on the Closing Date, except as set forth on Schedule 4(a), the Stations will, unless
                                     -------------
otherwise provided, be on the air operating at full licensed power (consistent with the FCC's Rules and Regulations, the Communications Act of 1934, as amended (the "Act"), and regulations promulgated thereunder) under their present licenses, not under any Special Temporary Authority as defined by the FCC. All FCC requirements for such authority will have been met, and there will be no material uncorrected FCC violations as to the Stations for conduct engaged in by the Companies. If notice of any such violation is received or if Sellers hereinafter become aware of any such violation prior to Closing, Sellers, at their own expense, shall eliminate and cause to be removed all such violations by the date of Closing; provided that the violations relate to conduct by the Companies. All returns, reports and statements required to be filed with the FCC or other governmental agency relating to the Stations have been or will be duly and timely filed, and all said reports, returns and statements are or will be complete and correct as filed. To Sellers' best knowledge, the "Public Inspection File" of the Stations will be complete and in full compliance with
Section 73.3526 of the FCC's Rules and Regulations on the Closing Date.

     (b) Assets. Except as set forth on Schedule 4(b), the Companies are the
         ------                         -------------
owners of, and will at the Closing Date have good title to, all of the business, rights, property and assets, real and personal, tangible and intangible, used or held for use in connection with the business and operation of the Stations (the "Assets"). No action is pending or, to the knowledge of Sellers, threatened, which would contest the Companies ownership of the Assets. The Assets will not at the Closing Date be subject to any contract, sale or other agreement, except as disclosed in writing to and expressly assumed or taken subject to by Purchaser hereunder.

     (c) Condition of Tangible Personal Property. Attached hereto as Schedule
         ---------------------------------------                     --------
4(c) is a list of all equipment, electrical devices, antennas, cables, vehicles,
----
furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, records, tapes, discs, carts and other tangible personal property of every kind and description owned by the Companies and used or held for use (including those not in operating condition) in connection with the business and operations of the Stations on the date of this Agreement. Such equipment comprises all the equipment used or useful to operate the Stations as they are presently being operated and to the best of Sellers' knowledge said equipment is in material compliance with the FCC's Rules and Regulations. Up to the date hereof, and to the extent under the control of the Companies, until the Closing, the Stations and equipment have been and will be operated and maintained in accordance with good engineering practices and to the best of Sellers' knowledge in compliance with all of the FCC's Rules and Regulations. As of the date hereof, except as disclosed in Schedule 4(c), there are no material defects in
                               -------------
any of the structures, improvements, electronic equipment or other tangible personal assets of the Companies, all of which are in operating condition. All of the Companies' buildings, structures, transmitters, towers, antennas, guy wires, ground systems, radials and other improvements are and as of the

Closing Date will be on property that will be included within the boundaries of the Real Property (as hereinafter defined).

          (d) Real Property. Attached hereto as Schedule 4(d) is a description
              -------------                     -------------
     of all of the real property owned by the Companies ("Fee Property") and all of the leases of real property leased by the Companies and used or held for use in connection with the business and operations of the Stations (the "Leased Property", with the Fee Property, the "Real Property"). As of the date hereof and at the Closing Date, with respect to the Fee Property except as set forth on Schedule 4(d):
                            -------------

               (i) There are no leases, rental agreements or other agreements relating to the Fee Property which are to remain in effect after Purchaser takes title to the Shares; and

               (ii) The Companies have not received any notice with respect to the Fee Property of any threatened rezoning, annexation or modification to general plan proceeding, which proceeding is still pending.

          (e) Contracts, Leases, Agreements, Etc. As of the date of this
              ----------------------------------
     Agreement, to the best of Sellers' knowledge, each of the contracts, agreements, easements, licenses and leases (including leases for the Leased Property) (collectively, "Contracts"), to which the Companies are a party or to which they may be bound, are set forth on Schedule 4(e) attached
                                                     -------------
     hereto and are valid, binding and enforceable in accordance with their terms, and the Companies are not in any material respect in default thereunder, and except as set forth on Schedule 4(e), no consents are
                                            -------------
     required from the parties to such Contracts upon sale of the Shares.

          (f) Employees and Agreements Relating to Employment.
              -----------------------------------------------

               (i) Attached hereto as Schedule 4(f) is a listing of; (1) the
                                      -------------
          names of all persons currently employed by the Companies, together with the amount it paid or payable to each such person for their services; (2) any bonus or other material compensation arrangements and personnel benefits or policies in effect, if any, for each employee; and (3) a complete copy of each such plan, benefit, and policy.

               (ii) Except as set forth on Schedule 4(f), Sellers have made no
                                           -------------
          representation to any of the Companies' employees concerning their continued employment, if any, by the Companies after the date of this Agreement. Any decision by Purchaser to employ any of the employees of the Companies in the operation of the Stations on or after 12:01 a.m. on the date of this Agreement, other than those set forth on
          Schedule 4(f) shall be made in its sole discretion.
          -------------

               (iii) No labor union is currently certified, or otherwise recognized, as the collective bargaining representative for any of the Companies' employees. Sellers have no actual knowledge of any labor strike, or other employee or labor controversy or dispute pending which would affect the operation of the Stations.

               (iv) The Companies are not, and on the Closing Date will not be, except as disclosed on Schedule 4(f). a party to (a) any labor
                                 -------------
          contract, (b) any vacation pay, severance pay or other benefit arrangement (including ERISA or similar plans) with their employees, or (c) any employment contract or agreement which is not terminable upon termination notice of thirty (30) days.

          (g) Litigation. Except as set forth on Schedule 4(a) attached hereto,
              ----------                         -------------
     as of the date of this Agreement and as of the Closing Date, there are and there will be no actions, judgments, suits, proceedings, investigations or inquiries pending or, to the knowledge of Sellers, threatened against or affecting the Companies or questioning the validity of any action taken or to be taken in connection with the implementation of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. Sellers do not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any action, suit or proceeding; and, to the best of Sellers' knowledge, except as disclosed in Schedule 4(g). the Companies have
                                       -------------
     complied with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over the Companies.

          (h) Compliance with Law. As of the date hereof and as of the Closing
              -------------------
Date:

               (i) Generally. The Companies have complied, and are in compliance
                   ---------
          in all material respects with, all laws, rules, regulations, and orders of any governmental entity applicable to the Companies and the Assets, including, without limitation, the Act and rules and regulations thereunder ("Applicable Laws"). The Companies have not been charged with and are not under investigation for any violation of Applicable Laws, and, to the knowledge of Sellers, there is not any basis for any such charge or investigation.

               (ii) Real Estate Matters. All of the Real Property and all
                    -------------------
          structures, transmitters, towers, equipment and improvements located thereon conform in all material respects with all applicable laws and regulations, including, without limitation, environmental, building and zoning laws and regulations, and no notice or actual knowledge of any violation of zoning, building or other laws, statutes and ordinances and regulations relating to such real property has been received or is known and there is no proposed, pending or threatened condemnation proceeding or similar action affecting any such Real Property.

               (iii) Hazardous Materials. Except as set forth on Schedule 4(h)
                     -------------------                         -------------
          attached hereto, to the best of Sellers' knowledge, no hazardous or toxic materials (as hereinafter defined) exist in any structure located on, or exist on or under the surface of the Real Property. For purposes of this Agreement, "hazardous or toxic material" shall mean waste, substances, materials, smoke, gas, pollutants, contaminants, asbestos or asbestos related products, PCB's, petroleum, crude oil (or any fraction or distillate thereof) or particulate matter designated as hazardous, toxic or dangerous, or requiring special handling, treatment or storage whether or not designated hazardous, toxic or dangerous under any environmental laws. For purposes of this Agreement "environmental law" shall be interpreted to mean the Comprehensive Environmental Response Compensation and Liability Act, any successor to such law, and/or any other applicable federal, state, or local environmental, health or safety law, rule or regulation concerning the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting, or dumping of any waste, substance, materials, smoke, gas or particulate matter or imposing liability or standards in connection therewith.

          (i) Operation of Stations.
              ---------------------

               (i) The Companies have operated the Stations (1) in material compliance with their Licenses and Applicable Laws, and (2) in a manner which will not expose human beings to any level of non-ionizing radiation higher than the levels recommended for human exposure in "Safety Levels With Respect to Human Exposure to Radio Frequency Electromagnetic Fields, 3 kHz to 300 GHz" (ANSI/IEEE C95.1-1992), adopted by the IEEE and by the American National Standards Institute, November 1992.

               (ii) Sellers shall give prompt written notice to Purchaser if (i) the transmission of the regular broadcast programming of either of the Stations in the normal and usual manner is interrupted or discontinued other than as a result of weekly routine maintenance or public utility company activity; or (ii) either of the Stations is operated at less than ninety (90%) of its licensed operating power, in either event for a period in excess of (A) twenty-four (24) consecutive hours or (B) an aggregate of seventy-two (72) hours in any thirty (30) day period; or
          (iii) if hither of the Stations operate at reduced power for ten (10) days, thereby requiring written notification to the FCC pursuant to
          Section 73.1560(d) of the FCC Rules; or (iv) the programming format of either of the Stations is materially changed.

          (j) Insurance. As of the date hereof, the insurance policies owned by
              ---------
     the Companies or of which the Companies are named as additional insureds, set forth on Schedule 4(j) attached hereto, are now fully in effect in
                  -------------
     accordance with their terms, with no default in the payment of premiums on any such policy and no ground for cancellation or avoidance of any thereof or for reduction of the coverage provided hereby.

          (k) Absence of Insolvency. As of the date hereof and as of the Closing
              ---------------------
     Date, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Companies or any of their respective assets or properties, are pending or, to the knowledge of Sellers, threatened, and the Companies have made no assignment for the benefit or creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

          (I) Intangibles. As of the date hereof and as of the Closing Date, the
              -----------
     Companies own and have the exclusive right to use all the patents, copyrights, service or trademarks and trade names, call letters, logos, slogans and other intangible property or rights ("Intangibles") presently used in conjunction with the operation of the Stations, together with any goodwill associated therewith. To the best of Sellers' knowledge, the Intangibles are subject to no pending or threatened challenge and none of the Intangibles is bein9 infringed by the activities or operations of any third person and none is subject to any outstanding order, judgment decree, stipulation or agreement restricting the use thereof.

          (m) Programming and Copyrights. Except as set forth on Schedule 4(m)
              --------------------------                         -------------
     attached hereto, as of the date hereof and as of the Closing Date, the Companies own all programs and programming materials and elements, music libraries and software of whatever form or nature and used or held for use by the Companies in connection with the business and operation of the Stations, whether recorded on tape or any other media or intended for live performance, and whether completed or held in production and any related common law and statutory copyrights used or held for use by the Companies in connection with the business and operations of the Stations.

          (n) Financial Statements. Sellers have heretofore furnished Purchaser
              --------------------
     with copies of the financial information of the Companies as set forth on the attached Schedule 4(n) ("Financial Statements"). Except as noted
                  -------------
     therein or on Schedule 4(n). the Financial Statements are complete and
                   -------------
     correct in all material respects, were prepared in accordance with other comprehensive bases of accounting principals consistently applied throughout the periods indicated and present fairly the financial condition of the Companies as of the dates thereof. Title to all assets referred to and shown on the most recent balance sheets, attached hereto as Exhibit F,
                                                                     ---------
     was vested in the Companies as of such date, free and clear of any liens, charges, or encumbrances, and its books of account, records, and files correctly reflect all operations and transactions, accounts and notes receivable, notes and accounts payable and all' other assets and liabilities. As of the date of this Agreement, accounts receivable shall be equal to or exceed the aggregate of the accounts payable and the interest on the long term debt and cash shall be zero. As of the Closing Date, Sellers shall satisfy the loans from the Sellers to the Companies and the mortgage held by Fleet, as reflected in the Financial Statements.

          (o) Taxes. As of the Closing Date, the Companies shall have timely
              -----
     and duly filed with the appropriate governmental agencies all tax returns, declarations of estimated tax, and tax reports required to be filed by it, and all taxes and other assessments which the Companies are required to pay, withhold or collect have been timely and duly paid, withheld and collected. There are no present disputes as to taxes of any nature payable by the Companies, and they have not filed an IRS Form 872 ("Consent Fixing Period of Limitations Upon Assessment of Income Tax") or otherwise agreed to extend the time for assessment of any taxes against them for any year.

          (p) Existence and Powers. As of the date hereof and as of the Closing
              --------------------
     Date, each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the power and authority to own or lease its properties and to carry on business as now being conducted. Each of the Sellers has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly executed and delivered by Sellers and constitute the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms.

          (q) No Conflict. As of the date hereof and as of the Closing Date,
              -----------
     neither the execution and delivery of this Agreement by Sellers nor the consummation of the transaction contemplated hereby in accordance with the terms hereof (i) will materially conflict with, result in a material breach of, or constitute a material default under any indenture, mortgage, lease or other agreement, to which the Companies or Sellers are a party or to which they or any of their properties may be subject or (ii) will result in a material violation of any order, writ, injunction, decree or award of any court or governmental authority to which the Companies or Sellers or any of their properties may be subject.

          (r) Charter Documents. Attached hereto as Exhibits G and H,
              -----------------                     ----------     -
     respectively, are true and complete copies of the Certificates of Incorporation and the ByLaws of North Shore and Seashore, and all amendments thereto. As of the date `hereof and as of the Closing Date, such Certificates of Incorporation and By-Laws have not been and will not be modified, amended or revoked and remain in full force and effect.

          (s) No Approvals. Except for the consent of the FCC, no approval,
              ------------
     consent, withholding of objection or other authorization is required or as of the Closing Date will be required from any court, administrative agency or governmental authority in connection with the execution, delivery or performance by Sellers of this Agreement and the related agreements referred to herein.

          (t) Ownership of Shares. Sellers own beneficially and of record all of
              -------------------
     the Shares and no other person or entity owns beneficially or of record any interest in any of the Shares. Sellers now have and as of the Closing Date will have, and will transfer to Purchaser, good, valid and marketable title to all of the Shares, free and clear of all security interests, claims, liens, equities, options, proxies and other encumbrances whatsoever, and the Shares, when so sold and delivered, will be validly issued, fully paid and nonassessable. There is no transfer restriction, subscription, option, warrant, convertible security, right, call, contract, voting trust, irrevocable proxy, voting arrangement, commitment, understanding or agreement (other than this Agreement) relating to the Shares or their voting, issuance, sale, redemption or transfer.

          (u) Directors and Officers. The present directors and officers of the
              ----------------------
     Companies are set forth on the attached Schedule 4(u). Such persons will be
                                             -------------
     the directors and officers as of the Closing Date and the written resignations of such officers and directors shall be delivered to Purchaser concurrently with the delivery of the certificates representing the Shares.

          (v) Bank Accounts. Attached hereto as Schedule 4(v) is a listing of
              -------------                     -------------
     all bank accounts of the Companies. Sellers shall take any and all action and execute any documents required to close all accounts within thirty days of the Closing Date.

          (w) Business of Companies. The Companies shall not engage in any
              ---------------------
     business other than the operation of the Stations to the extent required by the TBA and this Agreement.

          (x) Absence of Certain Changes. Since March 31, 1996, through the
              --------------------------
     Date of this Agreement, there has not been (i) any material adverse change in the property of the Companies or any material labor dispute, grievance or organizational effort affecting the Assets, taken as a whole; (ii) any physical damage, destruction or loss (not covered by insurance) materially and adversely affecting the Assets or business of the Companies, taken as a whole; (iii) any sale, assignment, lease or other transfer or disposition of any of the Assets or Fee Property of the Companies except in the ordinary course of business and with adequate replacement property being acquired as necessary; or (iv) any waiver of any right resulting in a materially adverse affect on the Assets.

     5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser represents
        -----------------------------------------------
and warrants to Sellers that the following statements as to the Purchaser are correct as of the date hereof and, where specifically indicated, will be correct at the Closing Date:

          (a) Powers of Purchaser. As of the date hereof and as of the Closing
              -------------------
     Date, Purchaser has all the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and this Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms.

          (b) No Conflicts. As of the date hereof and as of the Closing Date,
              ------------
     neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby in accordance with the terms hereof (i) will materially conflict with, result in a material breach of, or constitute a material default under, any indenture, mortgage, lease or other agreement, to which Purchaser is a party or to which Purchaser or any of Purchaser's properties may be subject, or (ii) will result in a material violation of any order, writ, injunction, decree or award of any court or governmental authority to which Purchaser or any of Purchaser's properties may be subject.

          (c) No Approvals. Except for the consent of the FCC, no approval,
              ------------
     consent, withholding of objection or other authorization is required or as of the Closing Date will be required, from any court, administrative agency or governmental authority in connection with the execution, delivery or performance by Purchaser of this Agreement and the related agreements referred to herein.

          (d) Insurance. So long as the TBA is in effect, Purchaser shall make
              ---------
     all reasonable efforts to ensure the renewal and keep fully in effect in accordance with their terms all insurance policies maintained by the Companies as set forth on Schedule 4(j). Purchaser shall reimburse Sellers
                               -------------
     for the payment of all premiums on all such policies and shall not engage in any activity which would result in cancellation of such policies. The

     Companies shall be listed as named insureds under all insurance policies maintained by the Purchaser with respect to the Stations. Purchaser shall take all reasonable action to ensure that the Companies will remain as additional insureds on policies maintained by third parties in which the Companies, as of the date of this Agreement, are named as additional insureds and will be listed as additional insureds on. policies that may be obtained in the future by third parties with respect to the Stations.

          (e) FCC Qualifications. As of the date hereof and as of the Closing
              ------------------
     Date, Purchaser is qualified, and knows of no reason why it should not be found qualified by the FCC, to be the transferee of control of the Companies.

          (f) Litigation. As of the date of this Agreement and as of the Closing
              ----------
     Date, there are and there will be no actions, judgments, suits, proceedings, investigations or inquiries pending or, to the knowledge of Purchaser, threatened against or affecting the Purchaser or questioning the validity of any action taken or to be taken in connection with the implementation of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. Purchaser does not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any action, suit or proceeding; and, to the best of Purchaser's knowledge, the Purchaser has complied with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over the Purchaser.

          (g) Absence of Insolvency. As of the date hereof and as of the Closing
              ---------------------
     Date, no insolvency proceedings of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Purchaser or any of its respective assets or properties, are pending or, to the knowledge of Purchaser, threatened, and the Purchaser has made no assignment for the benefit or creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

     6. CONDUCT PRIOR TO CLOSING.

          (a) Access and Information. Sellers shall give Purchaser and its
              ----------------------
     representatives reasonable access throughout the period prior to Closing to the operations, properties, books, contracts, agreements, leases, commitments and records of the Companies at reasonable times, provided that the normal operations of the Companies' business shall not be disrupted.

          (b) Conduct of Station Business. Between the date hereof and Closing:
              ---------------------------

               (i) Sellers shall produce the consent of any third parties required by any contract, lease or agreement upon change of ownership of the Companies, if any.

               (ii) To the extent required under the TBA, Sellers shall cause the Companies to: (1) conduct the business of the Stations in a prudent and responsible manner in good faith and in compliance with the terms of the Licenses and Applicable Laws; and (2) Sellers and Purchaser shall keep all of the Assets to be transferred hereunder in substantially the same operating condition and repair as of the date hereof, reasonable wear and tear excepted;

               (iii) The Companies shall not, outside the ordinary course of business (i) hire additional personnel or unreasonably increase the compensation or bonuses payable or to become payable to any of the Companies' employees, except as may be required by the FCC; (ii) enter into an agreement to sell, assign, lease, exchange or otherwise transfer or dispose of any of the Assets; (iii) enter into any new contract or renegotiate, modify, amend, renew, or terminate any existing contract, except that the Companies may, in the ordinary and usual course of business, enter into: (1) any contract(s) terminable on thirty (30) days notice or less without premium or penalty; and (2) any contract(s) consented to by Purchaser in writing; (iv) change the Stations' call letters, or change the Companies' facilities, or apply for any construction permit(s) with the FCC, without Purchaser's consent, which will not be unreasonably withheld or delayed, or make any material adverse changes in the Companies' leasehold improvements and other improvements and fixtures, or (v) except as required by law or any governmental agency, disclose any information relating to the Companies to any third party, other than to the Companies' authorized employees, agents and professional advisors in the ordinary course of business and other than to Purchaser and Purchaser's authorized representatives as provided for herein;

               (iv) The parties shall maintain in full force and effect the insurance described in Schedule 4(j);
                                 -------------

               (v) Sellers shall give Purchaser notice of any unusual operating problems or developments affecting the Companies between the date hereof and the Closing Date, including, but not limited to, any problem or development which would materially adversely affect the Assets, and keep Purchaser fully apprised of all matters having material financial impact on the Companies; and

               (vi) Sellers and Purchaser shall conduct the business of the Stations in accordance with the TBA. In the event that there is a conflict between this Agreement and the TBA with respect to the conduct of the Stations, the TBA shall govern.

     (c)  Inspections and Approvals.
          -------------------------

               (i)Sellers and Purchaser agree that the Companies' title to the Fee Property shall be such title as a Title Company licensed to do business in New Jersey shall be willing to insure on its standard form and at standard rates, such title to be subject to (i) all standard exclusions and printed exceptions in the standard form of owner's policy of title insurance; (ii) encroachments and all other matters that would be disclosed by a current and accurate survey of the Fee Property; (iii) liens for taxes and assessments not yet due and payable; (iv) easements for public utilities affecting the Fee Property; (v) all easements, covenants, restrictions and rights-of-way affecting the Fee Property; (vi) the exceptions listed on
          Schedule 6(c) and (vii) both (a) any applicable zoning ordinances,
          -------------
          other land use laws and regulations, and (b) those matters, if any, which are waived by Purchaser pursuant to this Section (the foregoing title matters are hereinafter referred to as the "Permitted Title Exceptions"). Within thirty (30) days of the execution of this Agreement, Purchaser shall order, at Purchaser's sole cost and expense, a title commitment from a title insurance company authorized to do business in the State of New Jersey (the "Commitment"). If the Commitment reveals a defect in title which is not one of the Permitted Title Exceptions, or if prior to the Closing a defect in title arises after the date of the Commitment, either of which defect is not one of the Permitted Title Exceptions, Purchaser may either waive such defect or give prompt (within ten (10) days of receipt of such commitment or endorsement, time being of the essence) written notice to Sellers of such defect in title, whereupon Sellers may, at their option, attempt to cure such defect prior to the Closing or decline to cure such defect. Nothing contained herein shall be deemed or construed to require Sellers to incur any costs and expenses, or to bring any action or proceeding, to remove any defect in title. If Sellers are unable or unwilling to cure, on or before the Closing Date, any defect as to which Purchaser has notified Sellers as hereinabove provided and if buyer does not waive such defect, this Agreement shall be terminated, the Contract Deposit shall be returned to Purchaser, and thereafter neither party shall have any liability or obligation to the other pursuant to this Agreement except for those obligations specifically stated to survive cancellation or termination. Notwithstanding the foregoing, Sellers shall have the right, at its sole option, to extend the Closing Date by not more than sixty (60) days to attempt to cure any defect in title objected to by Purchaser in accordance with this Section 6. In the event the cure period extends the Closing Date beyond July 1, 2000, Sellers shall be entitled to additional Fixed Stow Payments of $108,333.33 for such cure period, and such amounts shall not be credited toward the Purchase Price set forth in Section 2. Sellers shall give Purchaser no less than five (5) business days notice of the new Closing Date.

               (ii) Environmental Audit. Purchaser shall promptly, at its
                    -------------------
          expense, arrange for such environmental investigations and audits (an "Audit") of the Real Property as it deems appropriate, including, without limitation (i) conditions with respect to or contamination or pollution of surface or ground waters, soil and air, (ii) the disposal, presence, release or threat of release of hazardous or toxic material thereon, and (iii) compliance with environmental laws or other Applicable Laws. Purchaser shall furnish Sellers with a copy of the report of any Audit within five (5) days after Purchaser's receipt thereof. If the Audit discloses a condition which materially contradicts the representations in Section 4(h)(iii), Purchaser may either:

                    (1) Elect to consummate the purchase of the Shares in which case Sellers shall bear the cost of remediating such condition in an amount not to exceed $200,000 and such amount shall be deducted from the Purchase Price; or

                    (2) Terminate this Agreement, in which case the Contract
               Deposit shall be returned to Purchaser, and thereafter neither party shall have any liability or obligation to the other pursuant to this Agreement except for those obligations specifically stated to survive cancellation or termination.

               (iv) Engineering Inspection. It is agreed that within ten (10)
                    ----------------------
          days prior to the Closing Date, Purchaser's engineer may inspect the Assets to insure that its equipment complies with all warranties and conditions set forth herein. Sellers agrees to extend full cooperation to said engineer, including such access to the equipment and to logs pertaining thereto at such time or times as said engineer shall reasonably request. If Purchaser's engineer reports that the equipment fails to comply with said warranties, and Sellers dispute the report, Purchaser and Sellers shall jointly hire and pay a consulting engineer to give a report on the disputed item(s). The consulting engineer's report shall be final, and Sellers shall repair any equipment that the consulting engineer reports does not meet the warranty set forth in Subsection 4.2(b) prior to the Closing; provided, however, Sellers' obligation to repair shall not exceed Fifteen Thousand Dollars ($15,000). If the repairs required exceed such cap and Sellers refuse to make such repairs in excess of the cap, Purchaser may, at its sole option, either proceed with this Agreement or terminate this Agreement and have the Contract Deposit returned to it.

          (d) Risk of Loss. The risk of any loss, damage or destruction to any
              ------------
     of the Assets from fire or other casualty or cause shall be borne by the Companies at all times prior to 12:01 a.m. on the Closing Date. Upon the occurrence of any loss or damage to any material portion of the Assets as a result of fire, casualty or other cause prior to Closing, Sellers shall notify Purchaser of same in writing immediately, stating with particularity the extent of such loss or damage incurred, the cause thereof if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Subject to the provisions hereof, Purchaser shall have the option (but not the obligation), in the event the loss or damage exceeds One Hundred Thousand Dollars ($100,000.00) and the property cannot be substantially repaired or restored within thirty (30) days, exercisable within ten (10) days after receipt of such notice from Sellers to: (i) postpone the Closing until such time as the property has been completely repaired, replaced or restored, unless the same cannot be reasonably effected within two (2) months of notification; (ii) elect to consummate the Closing and accept the property in its "then" condition, in which event Sellers shall at the Closing assign any and all rights under any insurance claim covering the loss and pay over any proceeds under any such insurance policy theretofore received by the Companies with respect thereto; or (iii) rescind `this Agreement at no cost or expense to Purchaser and declare the Agreement of no further binding force and effect, and have the Contract Deposit returned to it, if such repairs, replacements or restorations are not completed within ninety (90) days after the date specified herein as the Closing Date, provided that such repairs, replacements or restorations are necessary to the normal operation of the Stations. In the event Purchaser elects to postpone the Closing Date as provided in clause (i) of this Subsection, the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC referred to herein.

          (e) Confidentiality. Between the date of this Agreement and the
              ---------------
     Closing Date, Purchaser will maintain strict confidentiality with respect to all documents and information furnished by or on behalf of the Companies or the Sellers- (except for documents or information required to be disclosed by law), and, if this Agreement is terminated, Purchaser shall return to Sellers all such documents and information. Notwithstanding the foregoing, Purchaser may make disclosure that may be required: (i) by its lenders; (ii) in the preparation of federal, state and local tax returns;
     (iii) pursuant to any federal or state securities laws; or (iv) as may be necessary to advise any of Purchaser's investors or advisors, provided that, in such case, Purchaser shall advise the investors of the confidentiality of the information.

          (f) Prohibited Action. Between the date of this Agreement and the
              -----------------
     Closing Date, neither Purchaser nor Sellers will commit any act or omission that would: (i) prevent the Companies from transferring control of the Licenses or, as to Purchaser, as owner or operator of the Companies, the Stations and the Assets, (ii) jeopardize the validity of the Licenses; or
     (iii) interfere with the existing relationships between the Stations and their advertisers, suppliers and others.

          (g) Board of Directors. Simultaneously with the execution of this
              ------------------
     Agreement, each of the Sellers shall elect Louis F. Mercatanti, Jr., or his designee, to the respective Boards of Directors of the Companies. The Sellers' shall continue to elect Louis F. Mercatanti, Jr. to the Boards through the Closing Date or sooner upon termination of this Agreement.


     7. CLOSING

          (a) Closing Date. The Closing of the transactions contemplated herein
              ------------
     shall be held on July 1, 2000 (the "Closing Date"); provided, however, that either party may accelerate the Closing Date so that the Closing can occur at any time after January 1, 1999 by providing at least six months written notice to the other party (the "Notice Date"). The Application (as that term is defined in Section 8) shall be filed within thirty (30) days of such notice. Unless either party requires additional time to cure pursuant to Sections 11 (b)(1)(iii), 6(c)(i), 6(c)(iv), or 6(d) or unless both parties consent to a later Closing, Closing shall occur by the latest of the following, on a day designated by Purchaser: (i) January 1,1999; (ii) six months after the Notice Date; or (iii) within thirty (30) days of the date upon which the approval of the FCC required for the consummation of the transactions contemplated herein shall become a "Final Order." "Final Order" shall mean the date on which the consent of the FCC is no longer subject to administrative or judicial reconsideration, review, appeal or stay. The parties hereby agree and stipulate that, absent the pendency of any petition, application or motion seeking reconsideration, review, appeal or stay of the written consent and for approval of the Application, and absent any FCC action reconsidering, reviewing, staying or modifying the consent, such consent shall be treated as final as of 12:01 A.M. on the forty-first day after the date of public notice issued by the FCC approving the assignment of the Licenses to Buyer. The Closing shall take place at the offices of Sterns & Weinroth, A Professional Corporation, at 9:00 A.M. local time, or such other time or place as mutually agreed.

          (b) Condition to Obligations of Purchaser. The obligation of Purchaser
              -------------------------------------
     to consummate the purchase of the Shares at the Closing shall be subject to the performance, in all material respects, on or prior to the Closing Date, of all of the covenants and agreements as set forth elsewhere in this Agreement to be performed by Sellers, and upon the following additional conditions:

               (i) The representations and warranties of Sellers are true or shall be true in all material respects as of the dates set forth in
          Section 4 and the Sellers shall have updated all Schedules through the
                                                           ---------
          Closing Date;

               (ii) Except for normal wear and tear, there shall not have occurred any material adverse change in the condition of the Assets as a result of actions by other than the Purchaser;

               (iii) The consents required from all governmental agencies (including, without limitation, the Final Order of the FCC) to Purchaser's acquisition of the Shares shall have been granted, without any condition materially adverse to Purchaser, and such consents shall be valid and outstanding on the Closing Date;

               (iv) No action or proceeding shall be pending or threatened, challenging the validity of this Agreement or seeking to delay the consummation of any of the transactions for which this Agreement provides, which in the reasonable opinion of Purchaser is material to the transactions contemplated by this Agreement;

               (v) Sellers shall have obtained and delivered to Buyer the written consents of all requisite parties to assign and transfer to Buyer those Contracts material to the operation of the Stations without conditions materially adverse to Buyer, if any;

               (vi) Sellers shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date; and

               (vii) Sellers shall have received a letter of non-applicability or negative declaratory or remediation agreement or other documents permitting the transfer from the New Jersey Department of Environmental Protection pursuant to the Industrial Site Recovery Act.

     Purchaser shall have the right to waive any or all of the foregoing conditions of Closing at its sole option and risk.

          (c) Condition to Obligations of Sellers. The obligation of Sellers to
              -----------------------------------
     consummate the sale of the Shares at the Closing shall be subject to the performance, in all material respects, on or prior to the Closing Date, of all of the covenants and agreements as set forth elsewhere in this Agreement to be performed by Purchaser, and upon the following additional conditions:

               (i) The representations and warranties of Purchaser shall be true in all material respects as of the dates set forth in Section 5;

               (ii) The consents required from all governmental agencies (including, without limitation, the Final Order of the FCC) to Purchaser's acquisition of the Shares shall have been granted, without any condition materially adverse to Sellers, and such consents shall be valid and outstanding on the Closing Date;

               (iii) Purchaser shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date.

     Sellers shall have the right to waive any or all of the foregoing conditions of Closing at its sole option and risk.

     (d) No Right of Reversion. Both Sellers and Purchaser agree that the
         ---------------------
Sellers have retained no right of reversion for the WOBM-AM or WOBM-FM licenses, no right to assignment of such licenses, and have not reserved the right to use the facilities of the Companies after the Closing Date for any reason whatsoever.

     8. APPLICATION FOR FCC APPROVAL.

          (a) Filing and Prosecution of Application. Six months prior to the
              -------------------------------------
     Closing Date established pursuant' to Section 7(a), Purchaser and the Companies shall join in an application to the FCC requesting the FCC's written consent, as applicable, to the sales of the Shares to Purchaser, to the consummation of the transactions contemplated by this Agreement (the "Application"). Both parties shall promptly respond to any requests for the submission of additional information and shall vigorously oppose any protests, petition to deny, petition for reconsideration or appeal of the FCC's consent and approval that may be filed. Purchaser and Sellers shall proceed with due diligence and promptly take all steps necessary to the expeditious prosecution of such application to a favorable conclusion, using their best efforts throughout.

          (b) Expenses. Each party shall bear its own expenses in connection
              --------
     with the preparation of the applicable sections of the Application and in connection with the prosecution of such application. Sellers and Purchaser will divide and pay equally the filing and grant fees, if any, charged by the FCC.

          (c) Designation for Hearing. If, for any reason, the Application is
              -----------------------
     designated for hearing by the FCC or if the parties are notified by the FCC in writing of its intention to designate the Application, either party, if not then in default, shall have the right by written notice within fifteen
     (15) days of such designation for hearing, to terminate this Agreement.

          (d) Control of Stations. The Sellers shall retain complete and
              -------------------
     unfettered control over the operation of the Stations until this Agreement is consummated and this

Agreement shall not be consummated until the FCC has given its written consent to the transfer of control of the Licenses.

          (e) Best Efforts. Each party hereto agrees to use its best efforts in
              ------------
     the performance and fulfillment of all terms and conditions of this Agreement and the TBA applicable to such party and in filing an application for the FCC's consent, and agrees to execute such other and further documents as may be reasonably required to carry out the intent of this Agreement.

          (f) Renegotiation to Conform to FCC Policies. In the event the FCC
              ----------------------------------------
     determines at any time that any provision of this Agreement or of the TBA is violative of FCC policies and regulations, the parties agree that they will negotiate in good faith to remove the provision found violative or replace it with a provision consistent with FCC policies and regulations while the TBA remains in full force and effect.

     9. BULK SALES LAW.

     Purchaser hereby waives compliance by Sellers with the provisions of all Bulk Sales Laws, or other similar provisions, provided, however that Sellers agree to indemnify and hold Purchaser harmless for any claims arising thereunder.

     10. INDEMNIFICATION.

          (a) Survival of Representations and Warranties. All covenants and
              ------------------------------------------
     agreements pertaining to matters to be performed after Closing and all representations and warranties contained in this Agreement shall survive for a period not to exceed two (2) years after the Closing Date ("Survival Period") except that the representations and warranties (a) with respect to title or (b) which the party making the same knew or would have, through the exercise of reasonable diligence, known to be false shall continue indefinitely. No claim which is the subject of the Survival Period may be brought under this Agreement or with respect to the transactions described herein unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is so given, the right to indemnification with respect thereto under this Section 10 shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

          (b) Indemnity by Sellers. Sellers agree to pay and discharge and to
              --------------------
     save and protect Purchaser and its partners, officers, directors, shareholders and affiliates free and harmless from all obligations, claims and demands (including reasonable attorneys' fees incurred by Purchaser with respect thereto) (collectively "Sellers' Obligations") against, arising out of or in connection with any material breach or violation by Sellers of any covenant, agreement or warranty herein contained, or the inaccuracy of any material representation of Sellers made in this Agreement.

          (c) Indemnity by Purchaser. Purchaser agrees to pay and discharge and
              ----------------------
     to save and protect Sellers free and harmless from all obligations, claims, and demands

     (including but not limited to attorney fees incurred by Sellers with respect thereto) against, arising out of or in connection with any material breach of violation by Purchaser of any covenant, agreement or warranty herein contained or the inaccuracy of any material representation of Purchaser made in this Agreement.

          (d) Indemnification Procedure: Right of Offset. In the event that any
              ------------------------------------------
     party hereto asserts a claim for indemnification hereunder, such party seeking indemnification shall give written notice to the indemnifying party specifying the nature and the amount, if known, of the claim asserted. The indemnifying party shall then have the right, using counsel reasonably satisfactory to the party seeking indemnification, to investigate, secure, contest or settle the claim alleged by such third party (hereinafter called a "contest"), provided that the party seeking indemnification may participate voluntarily, at its own expense, in any such contest through representatives and counsel of its own choice, and, provided further, that any such action by the indemnifying party relating to the contest shall be without prejudice to the party seeking indemnification.

          Except as provided otherwise in Section 10(d), the indemnifying party shall bear all costs of such contests and shall indemnify and hold the party seeking indemnification harmless against and from all costs, fees, and expenses of such contest. Unless and until the indemnifying party elects to prosecute the contest, the party seeking indemnification shall have the full right, at its option, to do so and to look to the indemnifying party under the provisions of this Agreement for the amount of the costs, if any, of prosecuting the contest. The failure of the indemnifying party to respond in writing to the aforesaid notice of the party seeking indemnification with respect to such contest within twenty
     (20) days after the receipt thereof shall be deemed an election not to prosecute the same. If the indemnifying party fails to prosecute the contest and the party seeking indemnification does not prosecute the contest or does so and the decision is rendered against it, the amount paid by the party seeking indemnification to the third party in settlement or satisfaction of the contest shall be deemed a valid claim hereunder. In the event that the contest involves any Sellers' Obligations, Purchaser shall have the right to offset the amount of the costs, if any, incurred by Purchaser in prosecuting the contest together with any sums owed in connection with the resolution or settlement thereof against amounts which may be owed by Purchaser to Sellers.

          The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such contest and shall cooperate in the defense thereof.

     11.  TERMINATION BEFORE CLOSING; DEFAULT AND REMEDIES.

          (a) Termination before Closing. If Closing shall not have previously
              --------------------------
     occurred, this Agreement may be terminated and rescinded and the Seller shall be given possession of the Assets within ten (10) days of termination:

               (i) If the Closing has not occurred on or before July 1, 2000 unless the Closing is delayed based on mutual agreement of the parties or a party requires additional time to cure pursuant to Section 11(b);

               (ii) Pursuant to Section 6;

               (iii) By Purchaser, upon the occurrence of a Sellers' Event of Default (as defined in Section 11(b)) if the Purchaser is not then in default, or upon failure of a condition precedent to Purchasers' obligation to close set forth in Section 7(b); or

               (iv) By Sellers, upon the occurrence of a Purchaser's Event of Default (as defined in Section 11(b)) if the Sellers are not then in default, or upon failure of a condition precedent to Sellers' obligation to close set forth in Section 7(c).

          (b) Default and Remedies.
              --------------------

               (i) Purchaser's Event of Default. The occurrence of any one or
                   ----------------------------
          more of the following events shall constitute a material default of this Agreement by Purchaser ("Purchaser's Event of Default"):

                    (1) The material breach of any representation or warranty by
               Purchaser hereunder unless such breach is cured prior to the Closing Date;

                    (2) The failure by Purchaser to consummate the transactions contemplated by this Agreement in violation of the provisions of this Agreement;

                    (3) The failure by Purchaser to perform any other of its
               obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Sellers to Purchaser provided, however, that if more than ten (10) days are reasonably required to cure such failure, then Purchaser shall not be deemed to be in default thereof if Purchaser, in good faith, has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing;

                    (4) The revocation of either of the Licenses of the
               Companies solely as a result of the Purchaser's conduct separate and apart from entering into this Agreement and the TBA.

               (ii) Sellers' Event of Default. The occurrence of any one or more
                    -------------------------
          of the following events shall constitute a material default of this Agreement by Sellers ("Sellers' Event of Default"):

                    (1) The material breach of any material representation or
               warranty by Sellers hereunder unless such breach is cured prior to the Closing Date;

                    (2) The failure by Sellers to consummate the transactions
               contemplated by this Agreement in violation of the terms of this Agreement;

                    (3) The failure by Sellers to perform any other of its
               obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Purchaser to Sellers; provided, however, that if more than ten (10) days are reasonably required to cure such failure, then Sellers shall not be deemed to be in default thereof if Sellers, in good faith, has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

               (iii) Purchaser's Right Upon Default. Sellers acknowledge that
                     ------------------------------
          the Companies are of a special, unique, and extraordinary character, and that any breach of this Agreement by Sellers could not be compensated for by damages. Accordingly, upon the occurrence of a Sellers' Event of Default, Purchaser shall be entitled, in addition to rescission or any other remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Sellers to fulfill its obligations under this Agreement. In any action to specifically enforce Sellers' obligation to close the transaction contemplated by this Agreement, Sellers shall waive the defense that there is an adequate remedy at law or in equity and agrees that Purchaser shall be entitled to obtain specific performance of Sellers' obligation to close hereunder without being required to prove actual damages. As a condition to seeking specific performance, Purchaser shall not be required to tender the Purchase Price but shall be required to demonstrate that Purchaser is ready, willing and able to tender the Purchase Price and consummate the purchase of the Shares as contemplated hereunder. Nothing in this subsection shall be construed to limit Purchaser's ability to sue Sellers for damages.

               (iv) Joint and Several Liability. In the case of a default by any
                    ---------------------------
          Seller which eventuates in termination or rescission of this Agreement, all Sellers shall be jointly and severally liable to Purchaser for any damages sustained.

               (v) Sellers' Right Upon Default. Upon the occurrence of a
                   ---------------------------
          Purchaser's Event of Default, Sellers shall have only the rights set forth in Sections 11(a) and 11(b)(vi), except an Event of Default under Section 11(b)(i)(4). Upon the occurrence of a Purchaser's Event of Default under Section 11(b)(i)(4), Sellers shall not be limited to pursue the remedies set forth in Sections 1(a) and 11(b)(vi), but in addition thereto shall have the right to pursue any and all legal and equitable remedies, including claims for compensatory and other damages.

               (vi) Liquidated Damages. Except where otherwise provided in this
                    ------------------
          Agreement, in the event of termination of this Agreement for any reason whatsoever and the Sellers are not in breach, the Sellers shall be entitled to retain the Contract Deposit and all Fixed Stow Payments (the "Liquidated Damages Amount") as liquidated damages, and not as a penalty. The parties agree that the Liquidated Damages Amount constitutes a reasonable sum considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Sellers that could be reasonably anticipated and the anticipation that proof of actual damages would be costly or inconvenient. In placing their initials at the place provided below, Buyer and Sellers each specifically confirms the accuracy of the statements made above and the fact that each was represented by counsel who explained the consequences of this liquidated damages provision at the time this Agreement was made. The Sellers' remedy for default by the Purchaser shall be limited to

Liquidated Damages and return of possession of the Assets except as provided in
Section 11 (b)(i)(4) and 11 (b)(v).

                                   SELLERS INITIAL HERE     [INITIALS]
                                                        --------------------

                                   BUYER INITIAL HERE       [INITIALS]
                                                      ----------------------

     12. ACCESS TO BOOKS AND RECORDS.

     After the Closing Date, Purchaser and Sellers shall each allow the other reasonable access during normal business hours upon reasonable prior notice to their respective books and records pertaining to the operation of the Stations prior to the Closing Date and shall retain such records for a period of not less than three (3) years after the Closing Date.

     13. NOTICES.

     All notices and other communications hereunder shall be in writing and be deemed to have been duly given if delivered personally or by overnight courier or sent by telecopy or mailed by registered mail, postage prepaid, addressed as follows:

     (a) If to Sellers, to:

         Joseph Buckelew
         120 Adelaide Place
         Lakewood, New Jersey 08701

         with a copy to:

         Lawrence E. Bathgate, Esq.
         Bathgate, Wegener & Wolf
         One Airport Road
         P.O. Box 2043
         Lakewood, NJ 08701-2043

     (b) If to Purchaser, to:

         Louis F. Mercatanti, Jr.
         Nassau Broadcasting Partners, L.P
         600 Alexander Road
         Princeton, NJ 08540
         with a copy to:

         Mark D. Schorr, Esq.
         Sterns & Weinroth, P.C.
         50 West State Street, Suite 1400
         P.O. Box 1298
         Trenton, NJ 08607-1298

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date delivered or sent if sent by telecopy and on the next business day after the date sent in all other cases.

     14. CONTROL OF STATION.

     Notwithstanding that certain duties shall be delegated to the Purchaser under the TBA, between the date hereof and the Closing Date, Sellers shall retain complete and unfettered control over the operation of the Stations.

     15. EXPENSES.

     Unless otherwise agreed to in writing by the parties hereto, each party shall pay its own costs and expenses, including any and all legal and accounting fees, of its performance and compliance with all conditions and agreements contained herein on its or their part to be performed or complied with.

     16. BROKERS.

     Purchaser and Sellers acknowledge and represent and warrant to each other that Serafin Brothers is the sole "Broker" in this transaction. Purchaser and Sellers each represent to the other that there is no other finder, consultant or broker involved in this transaction and that they have not agreed to pay any other finder, consultant or broker fee in connection with this transaction. If any other finder, consultant or broker claims a fee, the party whose actions led to that claim will bear sole responsibility for paying or settling that claim and shall indemnify the other party against the same. Purchaser shall be solely responsible for the Brokers fees.

     17. DISCLOSURE OF EXHIBITS AND SCHEDULES.

     Notwithstanding anything to the contrary contained in this Agreement or in any of the Exhibits and Schedules, any information disclosed in one Exhibit or Schedule, as the case may be, shall be deemed to be disclosed in all Exhibits and Schedules. Certain information set forth in the Exhibits and Schedules, as the case may be, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality. Except as expressly set forth in this Agreement, there are no representations or warranties, express or implied, being made by Sellers.

     18.  MISCELLANEOUS.
          -------------

          (a) Complete Agreement. This Agreement, the Schedules and Exhibits
              ------------------
hereto, together with the TBA, constitute the final, integrated understanding and agreement of the parties with respect to the subject matter hereof, supersede all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, and may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by the parties hereto.

          (b) No Waivers. No waiver of any breach or default hereunder shall be
              ----------
considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege, and no waiver whatever shall be valid unless in writing signed by the party or parties to be charged and then only to the extent specifically set forth in such writing. All remedies, rights, powers and privileges, either under this Agreement or by law or otherwise afforded the parties to this Agreement, shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order of priority.

          (c) No Assignment. This Agreement shall be binding upon and inure to
              -------------
the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may transfer or assign its rights or delegate its performance hereunder without the prior written consent of the other party, except that Purchaser shall be entitled to assign its rights hereunder at the Closing. This agreement shall be for the sole benefit of the parties hereto and their respective successors and assigns, and shall not be construed to provide any benefits to any third parties.

          (d) Headings. Paragraph headings contained herein are for the purposes
              --------
of convenience only and are not intended to define or limit the contents of any Schedule, Exhibit, Section or paragraph.

          (e) Further Assurances. Each party hereto shall cooperate and shall
              ------------------
take such further action and shall execute and deliver such further documents as may reasonably be requested by any other party in order to carry out the provisions and purposes of this Agreement.

          (f) Choice of Law. This Agreement and all amendments thereto shall be
              -------------
governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law.

          (g) Severability. Any provisions of this Agreement or any of the other
              ------------
documents delivered in connection with this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision of this Agreement or such other document or affecting the validity or enforceability of such provision in any other jurisdiction.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

WITNESS:                                    SELLERS:

                                             /s/ Joseph E. Buckelew
------------------------------              ------------------------------
                                             JOSEPH E. BUCKELEW

                                             /s/ Jean M. Kvistad
------------------------------              ------------------------------
                                             JEAN M. KVISTAD

                                             /s/ Steven V. Lane
------------------------------              ------------------------------
                                             STEVEN V. LANE

                                             /s/ Edward Levy
------------------------------              ------------------------------
                                             EDWARD LEVY

                                             /s/ Roy G. Simmons
------------------------------              ------------------------------
                                             ROY G. SIMMONS


ATTEST:                                     PURCHASER:
                                            NASSAU BROADCASTING PARTNERS, L.P.
                                                 By: Nassau Broadcasting Inc.
                                                     its General Partner


                                            By: /s/ Louis F. Mercatanti
------------------------------                  --------------------------
                                                LOUIS F. MERCATANTI, President